Exhibit 99.1

Venaxis, Inc.
Call Script
December 8, 2014, 2:30 PM MT

Jed Mahan
Thank you, operator, and thank you all for joining us this afternoon. I am Jed Mahan, Investor Relations Manager for Venaxis.  On today’s call, Steve Lundy, President and Chief Executive Officer of Venaxis, will provide an overview of the company’s recent activities, including efforts to achieve FDA clearance for the APPY1 Test.

Please note that certain of the information discussed on today's call is covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act. We caution listeners that during this call, Venaxis management will be making forward-looking statements. Actual results could differ materially from those stated or implied by these forward-looking statements due to risks and uncertainties associated with this company's business. These forward-looking statements are qualified by the cautionary statements contained in Venaxis' news releases and SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2013, which Venaxis filed on March 28, 2014.

This conference call also contains time-sensitive information that is accurate only as of the date of this live broadcast, Monday December 8, 2014.  Venaxis undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the date of this conference call.

Now I would like to turn the call to Steve Lundy, President and Chief Executive Officer of Venaxis.

Steve Lundy
Thanks Jed. Hello everyone, and thank you for joining us this afternoon. We will be providing an update on our key business activities, including:

1.	Our recent filing to the FDA in response to their request for additional information
2.	APPY1 Commercial progress
3.	Next generation product development

We announced previously that to date in 2014 our FDA submission for the APPY1 Test had been filed with the U.S. Food and Drug Administration, that the FDA had reviewed the submission, and provided Venaxis with an Additional Information request. Under the FDA's Submission Issue Meeting procedure, we had requested clarification from the FDA on certain of its feedback contained in its AI request, which they provided in an earlier communication.  During the process, we have had an ongoing dialogue with the FDA. We are pleased to report that as we announced last week, we recently completed and filed our responses to the FDA’s AI request for additional data and information on our 510(k) submission.

As reported earlier, our discussions with FDA have continued to focus on the two primary areas covered in the FDA’s AI request. The first was product labeling and intended use language and anticipated use of the APPY1 Test by emergency department physicians.  The second area focused on additional informational requests by the FDA regarding analytical data on the APPY1 Test itself, including precision studies, verification of reference ranges and other test-related analytical information.

We believe our response package fully addresses the FDA questions regarding the projected use of the APPY1 Test in the emergency department setting.  As stated on our last call, the APPY1 Test would be the first in-vitro diagnostic device cleared specifically for aiding in the rule out of appendicitis.   As with any “first time” device, the FDA will evaluate the submission to fully understand the benefits and potential risks associated with the device.   In order to assist the FDA in fully evaluating the APPY1 Test, our amended submission contained the following key elements:

1.	Improved labeling and training materials which we believe concisely addresses the APPY1 Test’s intended use, indications for use, and limitations and precautions.
2.
A 3rd party study covering 200 physicians that demonstrated understanding of our revised labeling and training materials in the appropriate responses to a survey that successfully validated the use the APPY1 Test, ensuring patient safety. This study was supplemented by expert clinician opinions supplied by physicians supporting the potential benefits and use of the APPY1 Test in the assessment of patients suspected of having acute appendicitis.

3.	Analytical data on the APPY1 Test itself, including precision studies, verification of reference ranges and other test-related analytical information

We believe that this amended package of data, along with the large body of data already submitted to FDA from our trial, comprehensively addresses the issues FDA has raised regarding the use of APPY1 in clinical practice once it is cleared for use.

In summary, since our last investor update, we have had a number of productive discussions with FDA and are pleased to report we have recently sent our amended submission information to the FDA. I am thankful to our staff and consultants for their many dedicated hours of work in preparing our responses to the FDA’s requests for additional information. While we are optimistic about the FDA’s favorable consideration of our submission I must caution investors that we cannot predict what the outcome of this process will be or if the FDA will view the information we have provided as being sufficient to have the APPY1 Test cleared for marketing in the US.

Next, I would like to turn the discussion to our market development and commercial progress in Europe and the United States.

In Europe, we continue to make progress in executing our market development plan to advance to full-scale end-user customer sales.  Over the last year, this process has included multiple APPY1 Test product presentations to key physicians and hospital administrators leading to several product evaluations at these sites.  Our process has also included interviewing and identifying the best-suited distributors who understand the market, and have the means and willingness to commit the resources to establish APPY1 in their respective countries.

Significant progress has been made in Spain with our distribution partner, Laboratorios Rubio.  Rubio has established and is executing on its market development plan that has included initiating multiple hospital evaluations in major cities, including Barcelona, Seville, Madrid and Bilbao. Rubio has invested approximately $200,000 in APPY1 instruments and reagent purchases in 2014.  Based on these activities, I’m also pleased to announce we’ve been informed by Rubio that they have commenced end user sales in Spain and have closed a university hospital located in Barcelona.  This is clearly a significant milestone for Rubio, who remains very committed and excited about the sales potential of the APPY1 Test.

Outside of Spain, our EU team is making progress initiating customer evaluations and identifying country specific distributors with a profile similar to Rubio. To date, we have several hospital evaluations set to begin in Germany, the UK and the Netherlands.  Additional distributors have been identified and preliminary discussions are underway in other key countries, including Germany.  As in Spain, we believe the successful completion of these activities can lead to an expanding sales funnel and a growing list of buying customers.

In the United States, our two business development executives continue to add to a growing pipeline of hospitals interested in evaluating APPY1 in their individual institutions.   While we cannot start these evaluations until we receive FDA clearance, we are confident that we can quickly initiate and complete these evaluations once APPY1 is cleared for sale.   We believe end user customer sales uptake will then follow.  Given the large number of U.S. hospitals that have been identified, we are optimistic that following FDA clearance we can commence building a growing sales ramp once customer evaluations are complete.

As part of our market and product development efforts, Venaxis recently attended the annual American College of Emergency Physician Conference (or ACEP) in Chicago.  Highlights from the conference included Dr. David Huckins, the lead principal investigator for the APPY1 clinical trial, presenting the data from the clinical trial to his peers at the conference.  This represents the first official presentation of APPY1 clinical trial data to the medical community.  Based on the high level of interest in the data, we had significant activity at our booth, allowing us to make contact with over 180 emergency physicians, while adding ever increasing awareness within our target audience.  We also hosted a physician roundtable discussion that included thought leaders in emergency medicine from leading centers around the United States.  The physicians were excited about the launch of APPY1.

I would now like to provide an update on our next generation product development efforts which we internally refer to as APPY2.  As mentioned on the last call our goal is to develop APPY2 with the high sensitivity shown by APPY1, but with appreciably increased specificity.  This would allow us to potentially enhance product performance and our clinical claims.  We also anticipate expanding the indication for the APPY2 Test to include adults in addition to pediatric and adolescent patients, thereby, expanding the market potential.

We recently completed testing of several hundred well characterized patient samples from our extensive sample bank for over 1,100 proteins of interest. Preliminary statistical analysis of the screening results has been compiled.  The results are extremely encouraging and lead us to believe we have the potential to develop a test which has the high sensitivity of APPY1 but with significantly improved specificity.   When we shared these initial data results with a panel of physician leaders at the ACEP meeting, they were impressed.

We have quite a bit of work to do to turn this initial data analysis into a clinically validated diagnostic test, but these exciting initial results confirm our deep belief that Venaxis is positioned to be a leader in developing and commercializing in vitro diagnostic tests in our space.

On a final note, we recently filed our 10-Q for the quarter ended September 30, 2014.  Of note from that filing, I would point out that we reported cash and short-term investments of almost $27 million, providing us the resources to advance on our product and commercial priorities for the future.

In closing, I would like to emphasize the following points I have made on this call:

1.	First, we have submitted our additional information package to the FDA. We believe our amended submission should address all the issues we have been discussing with FDA.
2.	Our market development efforts in Europe are advancing. Market development in the US continues to progress well and we anticipate significant customer evaluations starting rapidly upon FDA clearance.
3.
Finally, we are advancing research and development work on our next generation product, referred to internally as APPY2.  The initial results are encouraging and we look forward to reporting on future progress.

That concludes my prepared remarks and I look forward to taking your questions.  Thank you. I will turn the call back to the operator for instructions to take your questions.

[Q&A]

Conclusion
Thanks, everybody.  Again, we are pleased with our progress and are focused on pursuing regulatory clearance in the U.S.   We thank you for your continued support for Venaxis.